UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 6, 2012

Commission File Number	Exact Name of Registrant as Specified in Charter; State of Incorporation; Address and Telephone Number	IRS Employer Identification Number

1-8962	Pinnacle West Capital Corporation (an Arizona corporation) 400 North Fifth Street, P.O. Box 53999 Phoenix, AZ 85072-3999 (602) 250-1000	86-0512431

1-4473	Arizona Public Service Company (an Arizona corporation) 400 North Fifth Street, P.O. Box 53999 Phoenix, AZ 85072-3999 (602) 250-1000	86-0011170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This combined Form 8-K is separately filed or furnished by Pinnacle West Capital Corporation and Arizona Public Service Company.  Each registrant is filing or furnishing on its own behalf all of the information contained in this Form 8-K that relates to such registrant and, where required, its subsidiaries.  Except as stated in the preceding sentence, neither registrant is filing or furnishing any information that does not relate to such registrant, and therefore makes no representation as to any such information.

Item 1.01               Entry into a Material Definitive Agreement

On January 6, 2012, Arizona Public Service Company (“APS”) and other parties to APS’s pending general retail rate case entered into an agreement (the “Settlement Agreement”) detailing the terms upon which the parties have agreed to settle the rate case.  The Settlement Agreement requires the approval of the Arizona Corporation Commission (the “ACC”).  The ACC has scheduled an evidentiary hearing on the matter commencing on January 26, 2012.

The Settlement Agreement provides for a zero net change in base rates, consisting of: (1) a non-fuel base rate increase of $116.3 million; (2) a fuel-related base rate decrease of $153.1 million (to be implemented by a change in the base fuel rate from $0.03757 to $0.03207 per kWh); and (3) the transfer of cost recovery for certain renewable energy projects from the Renewable Energy Surcharge (“RES”) to base rates in an estimated amount of $36.8 million.

APS also agreed not to file its next general rate case before May 31, 2015, and not to request that its next general retail rate increase be effective prior to July 1, 2016.  The Settlement Agreement allows APS to request a change to its base rates during the stay-out period in the event of an extraordinary event that, in the ACC’s judgment, requires base rate relief in order to protect the public interest.  Nor is APS precluded from seeking rate relief, or any other party to the Settlement Agreement precluded from petitioning the ACC to examine the reasonableness of APS’s rates, in the event of significant regulatory developments that materially impact the financial results expected under the terms of the Settlement Agreement.

Other key provisions of the Settlement Agreement include the following:

•                  An authorized return on common equity of 10.0%;

•                  A capital structure comprised of 46.06% debt and 53.94% common equity;

•                  A test year ended December 31, 2010, adjusted to include plant that is in service as of March 31, 2012;

•                  Deferral of property taxes above or below a specified 2010 test year level caused by changes to the Arizona property tax rate as follows:

•                  Deferral of 25% in 2012, 50% in 2013 and 75% for 2014 and subsequent years when property tax rates increase; and

•                  Deferral of 100% in all years when property tax rates decrease;

•                  A procedure to allow APS to request rate adjustments prior to its next general rate case related to APS’s proposed acquisition (should it be consummated) of additional interests in Units 4 and 5 and the related closure of Units 1-3 of the Four Corners Power Plant;

•                  Implementation of a “Lost Fixed Cost Recovery” rate mechanism to support energy efficiency and distributed renewable generation;

•                  Modifications to the Environmental Improvement Surcharge (“EIS”) to allow for the recovery of carrying costs for capital expenditures associated with government-mandated environmental controls, subject to an existing per kWh cap on cost recovery that could produce approximately $5 million annually;

•                  Modifications to the Power Supply Adjustor (“PSA”), including the elimination of the current 90/10 sharing provision;

•                  Allowing a negative credit that currently exists in the PSA to continue until February 2013, rather than being reset on the anticipated July 1, 2012 rate effective date;

•                  Modification of the Transmission Cost Adjustor to streamline the process for future transmission-related rate changes; and

•                  Implementation of various changes to rate schedules, including the adoption of an experimental “buy-through” rate that could allow certain large commercial and industrial customers to select alternative sources of generation to be supplied by APS.

If the Settlement Agreement is approved by the ACC, APS expects that its provisions will become effective on or about July 1, 2012.  As is the case with all such agreements, APS cannot predict whether the Settlement Agreement will be approved in the form filed.

For details regarding APS’s original requests in the retail rate case, see Note 3 to the Pinnacle West Capital Corporation (“Pinnacle West”)/APS Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE WEST CAPITAL CORPORATION
(Registrant)

Dated:	January 9, 2012	By:	/s/ James R. Hatfield
James R. Hatfield
Senior Vice President and Chief Financial
Officer

ARIZONA PUBLIC SERVICE COMPANY
(Registrant)

Dated:	January 9, 2012	By:	/s/ James R. Hatfield
James R. Hatfield
Senior Vice President and Chief Financial
Officer